Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS FOURTH QUARTER AND YEAR END 2008 RESULTS

Littleton, CO – March 25, 2009 – ADA-ES, Inc. (NASDAQ:ADES) today announced financial results for the fourth quarter and year ended December 31, 2008. See attached tables.

For the 2008 fourth quarter, total revenues were $3.3 million as compared to $4.8 million in the fourth quarter of 2007, with the decline due to reduced revenues from DOE and industry-supported mercury programs. Gross margins for the final quarters of 2008 and 2007 were 26%. The Company reported a net loss for the fourth quarter of $3.6 million or $0.54 per diluted share compared to a breakeven fourth quarter in 2007.

As previously reported, ADA had approximately $3 million in aggregate non-cash charges taken in the fourth quarter of 2008. Of this amount:

•	$1.6 million relates to a goodwill impairment of its flue gas conditioning operations;

•	$1.2 million relates to the development of our Activated Carbon (“AC”) production and processing facilities; and

•	$170,000 is related to accelerated vesting of stock options.

For 2008, total revenues were $16.2 million as compared to $19.2 million in the prior year. Gross margin increased to 33%, compared to 31% for 2007 due to the new and improved design of ADA’s ACI equipment that simplifies field installation and reduces system costs. ADA reported an operating loss of $6.7 million in 2008 compared to $777,000 in 2007. The increase was primarily due to the aforementioned $3.0 million of non-cash charges as well as continued activities related to ADA’s growth strategies and its plans to vertically integrate into the production and supply of AC. Cash flow used by operations in 2008 was $4.4 million as compared to cash flow provided by operations of $1.6 million in 2007.

Dr. Michael D. Durham, President and CEO of ADA-ES stated, “In 2008, we achieved major milestones on several business fronts related to advancing our clean coal technology business objectives which encompass mercury emissions control and CO2 capture for coal-fired power plants. These include:

•

We began construction of an AC manufacturing plant in Red River Parish, Louisiana in August. We are currently on schedule and budget to begin partial operation in the second quarter of 2010 and be fully operational by the end of the third quarter of 2010.

•	Signed multi-year, off-take contracts to supply AC to major utilities, with an aggregate value in excess of $160 million, representing approximately 32% of the plant’s planned capacity.

•

Commenced construction of a 30,000 sq. ft. Greenfield facility in Natchitoches Parish, Louisiana to process up to 8,000 lbs/hour of powdered AC. This interim facility will serve as a materials processing and storage site as well as a loading and transfer center for truck trailers, rail cars and barge. This site will begin delivering AC to customers in the second quarter of 2009.

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•

Signed 7 ACI System contracts in 2008 and 3 thus far in 2009, bringing the total number of ACI systems sold or installed by ADA to 39. The uncompleted portion of outstanding contracts at 12/31/08 amounts to $6.9 million in gross revenue, of which we expect to realize approximately $5.9 million in 2009 and the rest in 2010.

•	Started work on the DOE project to develop clean coal technology that will capture carbon dioxide from coal-fired power plants. ADA is the prime contractor for the $3.2 million project.”

Dr. Durham continued, “With regard to the final point, the newly enacted American Recovery and Reinvestment Act allocated $3.4 billion for carbon capture and storage. Although ADA currently has funding from DOE and power generators to support testing of our solid sorbent-based carbon capture technology, funding on the order of $50 to $100 million will be required to perform a scale-up of the technology. We expect that funding for larger-scale demonstrations of our technology will soon be made available from the stimulus bill through competitive DOE procurement activity.”

Dr. Durham noted, “In February 2009, the EPA withdrew its appeal of the CAMR ruling, and is moving forward on a stringent maximum achievable control technology (“MACT”) regulation for mercury. Such activity by EPA as well as bills expected to be introduced in Congress should help reduce some of the uncertainty that has slowed procurement activities by our customers. A strict Federal mercury rule is expected to further expand the market for ACI systems by several hundred systems and result in a market for activated carbon in excess of a billion dollars per year.”

He continued, “We closed the year with working capital of $18.6 million, no long-term debt and shareholders’ equity of over $31 million.”

Dr. Durham concluded, “We continue to stay focused on investing in our infrastructure to meet the rapidly growing market demand in mercury emission control. Through ADA Carbon Solutions, we are currently providing AC to customers on a continuous basis from our processing facility and are ahead of schedule on construction of our approximately 150 million pound per year AC manufacturing plant. We are continuing to compete on close to $500 million in RFPs for AC. With regulatory deadlines approaching, we expect that new contracts will be awarded over the next several months.”

Conference Call

Management will conduct a conference call focusing on the financial results and recent developments at 10:00 AM ET on Wednesday, March 25, 2009. Interested parties may participate in the call by dialing 888-787-0460. Please call in 10 minutes before the call is scheduled to begin, and ask for the ADA call (conference ID # 84357151). The conference call will also be webcast live via the Investor Information section of ADA’s website at www.adaes.com. To listen to the live call please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals. The Company develops and implements proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. Through its largest segment, Mercury Emission Control, ADA-ES supplies activated carbon injection systems, activated carbon (AC), mercury measurement instrumentation, and related services. To meet the needs of the power industry for

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mercury control, the Company is developing state-of-the-art facilities to produce AC with the first plant projected to come on-line in 2010. Additionally, the Company is developing technologies for power plants to address issues related to the emissions of carbon dioxide.

This press release and the conference call referenced in this press release contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. These statements are or will be based on current expectations, estimates, forecasts, projections, beliefs and assumptions of our management. Actual results may vary materially from such expectations. These statements are or will be prefaced by words or phrases such as “believe,” “will,” “hope,” “expect,” “anticipate,” “intend” and “plan,” the negative expressions of such words, or words of similar meaning, and these statements include, but will not necessarily be limited to, our expectations regarding execution of the Company’s business strategy; future revenues, costs, margins and other financial measures; anticipated bids, projects, project funding and new contracts; statements relating to coal; likelihood, timing and impact of court rulings and additional legislation or regulations on our target markets; capacity, timing and financing of the AC production and processing facilities; the Company’s ability to supply AC; anticipated sizes of and growth in the Company’s target markets; litigation; and impact of market conditions, as well as other similar items. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to: changes in the costs and timing of construction of the AC facilities; failure to raise additional equity financing; failure to satisfy funding and other conditions in the equity financing agreements for the AC facilities; inability to sign or close acceptable debt financing, coal supply or off-take agreements with respect to the facilities in a timely manner; availability and costs of raw materials, equipment and facilities; changes in laws or regulations, prices, economic conditions and market demand; impact of competition and litigation; decreases in the use of coal for electricity; results of product demonstrations; technical and operational difficulties; availability of skilled personnel and other factors relating to our business, as discussed in our filings with the U.S. Securities and Exchange Commission, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements made in this release, and to consult filings we make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements contained in this press release are presented as of the date hereof, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:

ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Melissa Dixon
www.adaes.com	(212) 836-9613
MDixon@equityny.com
Linda Latman
(212) 836-9609
LLatman@equityny.com

See Accompanying Tables

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ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(amounts in thousands, except shares and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
REVENUE:
Mercury emission control	$3,246	$4,572	$15,760	$17,954
Flue gas conditioning and other	64	229	433	1,294

Total net revenues	3,310	4,801	16,193	19,248
COST OF REVENUES
Mercury emission control	2,288	3,359	10,461	12,379
Flue gas conditioning and other	166	212	443	852

Total cost of revenues	2,454	3,571	10,904	13,231

GROSS MARGIN	856	1,230	5,289	6,017
OTHER COSTS AND EXPENSES:
General and administrative	4,576	1,139	9,168	5,214
Research and development	163	200	784	1,201
Depreciation and amortization	128	116	488	379
Goodwill impairment charge	1,589	—	1,589	—

Total expenses	6,456	1,455	12,029	6,794
OPERATING LOSS	(5,600)	(225)	(6,740)	(777)
OTHER INCOME:
Interest and other income	102	180	439	930

Total other income	102	180	439	930

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST AND INCOME TAX	(5,498)	(45)	(6,301)	153
MINORITY INTEREST	637	(39)	688	90

(LOSS) INCOME BEFORE INCOME TAX	(4,861)	(84)	(5,613)	243
INCOME TAX BENEFIT	1,228	84	1,507	4

NET (LOSS) INCOME	(3,633)	—	(4,106)	247
UNREALIZED GAINS AND (LOSSES) ON INVESTMENTS IN DEBT AND EQUITY SECURITIES, NET OF TAX	—	(12)	—	31

COMPREHENSIVE (LOSS) INCOME	$(3,633)	$(12)	$(4,106)	$278

NET (LOSS) INCOME PER COMMON SHARE – BASIC AND DILUTED	$(.54)	$.00	$(.67)	$.05

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	6,741	5,649	6,100	5,649

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	6,741	5,681	6,100	5,737

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-K for the fiscal year ended December 31, 2008.

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ADA-ES, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(amounts in thousands, except shares)

	DECEMBER 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,201	$13,482
Trade receivables, net of allowance for doubtful accounts of $17 and $5, respectively	6,017	4,449
Investments in securities	—	1,916
Inventory	787	—
Prepaid expenses and other	1,164	282

Total current assets	36,169	20,129

PROPERTY AND EQUIPMENT, at cost	36,781	2,622
Less accumulated depreciation and amortization	(1,777)	(1,372)

Net property and equipment	35,004	1,250

GOODWILL, net of $1,556 in amortization	435	2,024
INTANGIBLE ASSETS, net of $50 and $46 in amortization, respectively	256	247
INVESTMENTS IN SECURITIES	—	2,841
DEVELOPMENT PROJECTS	1,878	8,159
OTHER ASSETS	1,400	256

TOTAL ASSETS	$75,142	$34,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,639	$4,285
Accrued payroll and related liabilities	985	603
Deferred revenue	1,875	944
Accrued expenses	106	204

Total current liabilities	17,605	6,036

LONG-TERM LIABILITIES:
Accrued warranty and other	550	318

Total liabilities	18,155	6,354

MINORITY INTEREST	25,152	148
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock; 50,000,000 shares authorized, none outstanding	—	—
Common stock; no par value, 50,000,000 shares authorized, 6,755,932 and 5,683,689 shares issued and outstanding	35,812	28,077
Accumulated other comprehensive income	—	198
Retained earnings (accumulated deficit)	(3,977)	129

Total stockholders’ equity	31,835	28,404

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$75,142	$34,906

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-K for the fiscal year ended December 31, 2008.